EXHIBIT 10.13
FIRST AMENDMENT TO
EMPLOYMENT AGREEMENT

PARTIES:

The parties to this First Amendment to Employment Agreement (this “Amendment”) are Dlorah, Inc., a South Dakota corporation, having its principal place of business in Rapid City, South Dakota, (acting by and through its National American University Division) hereinafter called “Employer,” and Jerry L. Gallentine, of Rapid City, South Dakota, the designated President of National American University and Dlorah, Inc., hereinafter called “President.”

PURPOSE:

The parties have previously entered into an Employment Agreement as Amended and Restated September 9, 2003, effective January 1, 2004 (the “Employment Agreement”).  Pursuant to the provisions set forth in Section III of the Employment Agreement, President gave timely notice of termination to terminate the Employment Agreement effective at the end of the 24 month notice period required.  That notice was given effective April 15, 2008 and the 24 month period will expire at midnight, April 14, 2010.  The parties have had discussions concerning that matter and have agreed to extend the Employment Agreement subject to the terms and conditions set forth more specifically herein.  The purpose of this Amendment is to amend and extend the Employment Agreement of Dr. Gallentine as President.

TERM AND WAIVER OF STATUTORY PROTECTION:

The parties agree that the term commenced originally on January 1, 1996, and was extended by Employment Agreement and the parties further agree that, notwithstanding the Notice of Termination by the President to the Employer dated April 15, 2008, that the parties hereby agree that the term of the Employment Agreement shall continue until terminated by either party upon six (6) months’ written notice to the other party of the intention to terminate.  In the event the President gives notice of termination, he shall continue to perform the Employment Agreement during the six (6) month notice period.  In the event the Employer gives the notice, the Employer shall determine whether to require the President to continue to perform the Employment Agreement during the notice period.

The parties understand that Section 60-2-6 of the South Dakota Codified Laws provides that a contract to render personal services cannot be enforced against the President beyond the term of two (2) years from the commencement of service under it.  In consideration of One Dollar ($1.00) and other good and valuable consideration, including the extension of the Employment Agreement, the receipt and sufficiency of which is hereby acknowledged, each party does hereby waive any protection given to that party by said statute and agrees that the Employment Agreement may be enforced as if said statute did not exist.

COMPENSATION:

The parties acknowledge that the compensation of the President shall continue according to the terms and conditions of the Employment Agreement through April 14, 2010, including all accrued bonus rights now or hereafter accruing during such period. Beginning April 15, 2010, the President shall be compensated with a salary of $150,000.00 per year. Any bonus provided under the Employment Agreement that is vested as of April 15, 2010 shall be paid according to the payment terms in the Employment Agreement specified for such bonus. In addition, in the event the President is employed and not been continuously employed by the Employer through May 31, 2010, the President shall be entitled to a bonus for the fiscal year ending May 31, 2010. The amount of such bonus shall be determined as provided under Sections VI.C. through VI.F. of the Employment Agreement, but shall be pro rated to April 15, 2010. Such bonus shall be paid in full no later than March 15, 2011. In the event the President is employed after May 31, 2010, the President shall be eligible for bonuses at the discretion of the Board of Directors.

The parties acknowledge that the Employer entered into an agreement to merge into a publicly-held company which shall be known as National American University Holdings, Inc., a Delaware Corporation. Attached hereto as Exhibit A is an organization chart for National American University Holdings, Inc., showing the structure of the company upon completion of the anticipated merger. The parties therefore agree that, in the event of successful completion of the merger, the President shall be eligible, at the Employer’s discretion, to participate in any equity-based incentive plan of the Employer. This compensation shall be as an additional bonus and incentive compensation to the President and not in lieu of salary.

PERQUISITES:

Article VII, Perquisites, is amended at Subsection D thereof, to read as follows:

D.
The parties agree that the President may perform this Agreement while spending up to one-half of each calendar month at his office located in northwestern Kansas or such other location approved by the Chairman of the Board of the Employer.  Said office in Kansas or as otherwise approved, will be provided by the President but the Employer agrees to pay the operational expenses of said office of utilities, internet charges and telephone charges.  The equipment furnished originally by Employer to equip the office has been conveyed to the President pursuant to the terms of the prior agreement of the parties.  Any additional equipment required for remote office shall be agreed to by the parties, both as to provision and any monthly expense or maintenance thereof from time to time as may be required.

TERMINATION:

That Article X, Termination, shall be amended at Subsection B, D and F, with such subsections to read as follows:

B.	Resignation by the President upon at least six (6) calendar months’ written notice in which case the President shall not be entitled to any further compensation after said six (6) month period.

D.
Death of the President.  If the President dies during the term of this Agreement, the Employer agrees to pay to his estate or other individual named by him as a beneficiary under this Agreement, for a period of twelve (12) months, an amount equal to his base salary as determined under Article VI A hereof in effect at the time of his death payable monthly, plus bonuses actually vested at the time of his death, as provided herein.

F.
The parties agree that the Employer, acting through the Board of Directors, shall have the right to terminate this Agreement at any time upon a majority vote of the Board of Directors without proof of cause provided that if the cancellation shall be for other than cause, the President shall be entitled to receive in addition to any vested bonus, as liquidated damages, his then current salary payable monthly for twelve (12) months after termination.  The President shall have no obligation to seek other employment in such event.  The then current base salary shall be paid monthly during the period that such amounts are payable hereunder.  The payments made to the President under this Paragraph F of this Article X shall be in lieu of any and all other entitlements whether contractually or statutorily derived.

REQUIRED SIX MONTH DELAY:

Notwithstanding any other provision in this Agreement to the contrary, if at the time of his separation from service, the President is a “specified employee” within the meaning of Section 409A(a)(2)(B)(i) of the Code, distributions made on account of the President’s separation from service may not be made before the date that is six (6) months after the President’s separation from service unless such payments fall under the exception from Section 409A for separation pay due to involuntary separation from service (as provided in Treas.  Reg.  § 1.409A-1(b)(9)(iii)).  If payments are delayed pursuant to this paragraph, distributions will commence on the first day of the seventh month following the termination of employment and the first monthly distribution shall include the aggregate payments that were delayed.

For purposes of this Agreement “separation from service” shall mean when the President retires or otherwise has a termination of employment with the Employer.  Whether a termination of employment has occurred is determined based on whether the facts and circumstances indicate that the Employer and the President reasonably anticipate that no further services will be performed after a certain date or that the level of bona fide services the President will perform after such date (whether as an employee or independent contractor) will permanently decrease to no more than 20 percent of the average level of bona fide services performed (whether as an employee or independent contractor) over the immediately preceding 36-month period.

CLARIFICATION OF RESPONSIBILITY:

Notwithstanding certain statements in the Employment Agreement, the parties understand and agree that all policy determination is made by the Board of Directors with advice, where appropriate of the Board of Governors, and that the President is employed by and responds to the Board of Directors which determines his duties.

RATIFICATION:

The parties hereby ratify, confirm and approve the Employment Agreement, as amended by the terms of this Amendment.  In the event of any conflict between the terms of said Employment Agreement and this Amendment, the terms and conditions of this Amendment shall govern the interpretation thereof.

PARTIES BOUND:

This Amendment is binding upon the parties hereto, their personal representatives, estates, successors and assigns.

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EXECUTED by the parties at Rapid City, South Dakota on the 18th day of November, 2009.

/s/ Jerry L. Gallentine
Jerry L. Gallentine, President and
Employee

DLORAH, INC.

By:	/s/ Robert D. Buckingham
Robert D. Buckingham, Chairman

NATIONAL AMERICAN UNIVERSITY
DIVISION OF DLORAH, INC.

By:	/s/ Robert D. Buckingham
Robert D. Buckingham, Chairman